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FOR IMMEDIATE RELEASE

Contact:  Paul Knopick
714-545-0100 ext. 2465

ICN BIOMEDICALS' NEW CATALOG
FEATURES 55,000 PRODUCTS

- -Servicing the Entire Biotechnology Marketplace-

COSTA MESA, Calif., January 24, 1994 -- ICN Biomedicals, Inc., a leading supplier to the worldwide biotechnology research community, is sending 500,000 of its new, 1,824 page catalog to laboratory researchers, hospitals, universities and industrial firms in almost every country of the world.

The catalog offers 55,000 products, including biochemicals, immunobiologicals, radiochemicals, cell biology tissue culture products, organic, rare and fine chemicals, environmental technology, diagnostic reagents and kits, instrumentation and laboratory accessories. More than 3,000 of the products offered are new.

ICN Biomedicals has one of the world's most complete offerings for scientists involved in research in molecular biology, cell biology, immunology and biochemistry. It would be difficult to find any biomedical research experiment that doesn't utilize ICN Biomedicals products or technology.

The catalog is indispensable for medical researchers involved in the Human Genome Project, which is attempting to map the complete genetic code. For example, the catalog contains numerous restriction enzymes -- scissor-like biochemical molecules that cut parts of DNA (deoxyribonucleic acid) at identifiable sites.

Catalog products include neonatal test systems used to screen newborns for congenital diseases. These tests, used in more than a dozen states, can lead to medical intervention to prevent mental or physical retardation or even death. Other ICN Biomedical products are used to study cell behavior, in the development of vaccines, in cancer and other viral disease research. Also, ICN Biomedicals is one of the country's largest manufacturers of personnel radiation monitoring devices used in medical and dental offices, laboratories, and in nuclear power plants.

The catalog is available in 9 languages, including Russian, Spanish, French, Japanese and German. ICN Biomedicals' catalog is also environmentally friendly, since it is printed on U.S.
Environmental Protection Agency-approved recycled paper.
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Information may be obtained by calling a toll-free number, 800/854-
0530, or by using a toll-free fax, 800/334-6999.

ICN Biomedicals, Inc. (AMEX:BIM) is a subsidiary of ICN
Pharmaceuticals, Inc. (NYSE:ICN).